Exhibit 10.13

CHRW INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), made on the Award Date set forth in the C. H. Robinson Worldwide, Inc. Equity Award letter dated December 9, 2011 by and between C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation (the “Company”), and the employee named on the C. H. Robinson Worldwide, Inc. Equity Award letter (“Employee”), pursuant to the Company’s 1997 Omnibus Stock Plan as amended (the “Plan”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Grant of Option

The Company hereby grants to Employee, on the date set forth in the C. H. Robinson Worldwide, Inc. Equity Award letter, the right and option (hereinafter called the “Option”) to purchase all or any part of an aggregate of the number of shares of Common Stock, par value $0.10 per share (the “Common Stock”), set forth on the C. H. Robinson Worldwide, Inc. Equity Award letter at the price per share set forth on the C. H. Robinson Worldwide, Inc. Equity Award letter on the terms and conditions set forth in this Agreement and in the Plan. This Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option shall terminate at the close of business ten (10) years from the Award Date, or such shorter period as is prescribed herein. Employee shall not have any of the rights of a stockholder with respect to the shares subject to the Option until such shares shall be issued to Employee upon the proper exercise of the Option.

2. Vesting and Exercisability

(a) The Measurement Period for performance shall be January 1 through December 31 of a calendar/fiscal year. Beginning on December 31, 2012, and on each December 31 thereafter through December 31, 2016, a portion of the Option will vest, but only if and only to the extent that the Company’s Vesting Indicator (VI) is greater than zero for the respective year, as determined by the Compensation Committee of the Company’s Board of Directors. The VI is defined as the sum of 5 percentage points plus the average of the following items (A) and (B) rounded to the nearest whole percentage: (A) the percentage increase (or decrease) of Company income from operations for the current year over the prior year rounded to two decimal places and (B) the percentage increase (or decrease) in Company diluted net income per share for the current year over the prior year rounded to two decimal places.

Example:

	Prior Year	Current Year	Percentage Increase
Income from Operations (A)	$100,000,000	$114,000,000	14.00%
Diluted EPS (B)	1.00	1.15	15.00%
Average Percentage Increase of (A) and (B)	14.50%
Add: 5 Percentage Points	19.50%
Rounded to the Nearest Whole Percentage	VI=20.00%

In determining how many options are vested at the end of each year, the VI is multiplied by the original option grant and then rounded to the nearest whole option.

Example

	Year 1	Year 2	Year 3
Option Grant: 1,000 options VI:	20%	12%	26%
Rounded Number of Options Vested on Dec. 31:	200	120	260

(b) The Compensation Committee’s calculation of VI shall be final, and the Compensation Committee retains the discretion to eliminate unusual items, if any, for purposes of calculating the VI for any particular year.

(c) Subject to the terms and conditions set forth herein, a portion of this Option shall be exercisable upon (1) the completion of the Measurement Period as set forth in 2(a) above, (2) the public announcement of the financial results of C. H. Robinson Worldwide, Inc. for that Measurement Period, and (3) the achievement of VI as noted in 2 (a) and (b) above. Following the public announcement of financial results for the immediately preceding calendar year, Employee may exercise that portion of the Option as determined in 2 (a) and (b), above until the total number of Options granted as set forth in the C. H. Robinson Worldwide, Inc. Equity Award letter is reached. Should the Company’s performance cause for some Options not to vest, unvested Options shall be forfeited by the Employee and hereinafter cancelled.

(e) During the lifetime of Employee, the Option shall be exercisable only by Employee and shall not be assignable or transferable by Employee, other than by will or the laws of descent and distribution.

(f) Notwithstanding Section 2(a), the vesting of this Option shall be accelerated, and this Option may be exercised as to all shares of Common Stock remaining subject to this Option Agreement, on the date of (i) a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) is made by the Company or any Person that such Person beneficially owns more than 50% of the Common Stock outstanding, (ii) the Company consummates a merger, consolidation or statutory share exchange with any other Person in which the surviving entity would not have as its directors at least 60% of the Continuing Directors and would not have at least 60% of its common stock owned by the common stockholders of the Company prior to such merger, consolidation or statutory share exchange, (iii) a majority of the Board of Directors is not comprised of Continuing Directors or (iv) a sale or disposition of all or substantially all of the assets of the Company or the dissolution of the Company. A Continuing Director is a current director of the Company, a director elected by the Board of Directors, a majority of whose members are Continuing Directors, or a director elected by stockholders upon the recommendation of the Board of Directors, a majority of whose members are Continuing Directors. “Person” means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

(g) Employee understands that to the extent that the aggregate fair market value (determined at the time the Option was granted) of the shares of Common Stock with respect to which all incentive stock options within the meaning of Section 422 of the Code are exercisable for the first time by Employee during any calendar year exceed $100,000, in accordance with Section 422(d) of the Code such options shall be treated as options that do not qualify as incentive stock options.

3. Effect of Termination of Employment

(a) Participant’s options will vest while the Participant is employed by the Company. Participants who have executed a Management-Employee Agreement (“Key Employee”) in favor of the Company which contains a non-competition provision shall be entitled to continued vesting through the end of two (2) additional calendar year-ends following their separation from the Company. In addition, participants who have executed a Management-Employee Agreement (“Key Employee”) in favor of the Company which contains a non-competition provision and who have a minimum of five (5) consecutive years of service at the time of separation shall be entitled to continued vesting through the end of additional calendar year-ends following their separation from the Company according to the following schedule, contingent upon the Participant’s compliance with all of the terms and conditions of the Management-Employee Agreement during any period in which they may be eligible to vest under the terms of this Award.

Sum of Age in Whole Years and Tenure in Whole Years	Additional Years of Potential Vesting
At least 50 and less than 60	3 years
At least 60 and less than 70	4 years
At least 70 and greater	5 years

Age and Tenure are individually rounded up to the nearest whole number and Tenure is defined as Termination Date minus Last Date of Hire (or in the case of an acquisition, the equivalent Last Date of Hire with the acquired entity) provided further, however, that the vesting period of this Option grant shall not exceed five (5) years. Employee understands that if the Option or any portion of the Option is exercised later than three months from the date of termination of employment, the Option or such portion of the Option may not qualify for treatment as an incentive stock option within the meaning of Section 422 of the Code.

(b) Notwithstanding the foregoing, participants who embezzle or misappropriate Company funds or property, or who the Company has determined have failed to comply with the terms and conditions of any of the following agreements which they may have executed in favor of the Company: i) Confidentiality and Noncompetition Agreement, ii) Management-Employee Agreement, iii) Sales-Employee Agreement, iv) Data Security Agreement, or v) any other agreement containing post-employment restrictions, will automatically forfeit all stock options awarded, whether vested or unvested, and will retain no rights with respect to such options.

(c) If Employee shall die while this Option is still exercisable according to its terms, or if employment is terminated because Employee has died or become disabled (within the meaning of Code Section 22(e)(3)) while in the employ of the Company or a subsidiary, if any, and Employee shall not have fully exercised the Option, such Option shall immediately vest and may be exercised at any time up to the expiration of the Option after Employee’s death or date of termination of employment for disability by Employee, personal representatives or administrators, or guardians of Employee, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution.

4. Manner of Exercise

(a) The Option may be exercised only by Employee or other proper party by delivering within the Option period written notice to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised and be accompanied by payment in full of the Option price for all shares designated in the notice.

(b) Employee may pay the Option price in cash, by check (bank check, certified check or personal check), by money order, or with the approval of the Company (i) by delivering to the Company for cancellation shares of Common Stock of the Company with a fair market value as of the date of exercise equal to the Option price, or (ii) by delivering to the Company a combination of cash and shares of Common Stock of the Company with an aggregate fair market value and a principal amount equal to the Option price. For these purposes, the fair market value of the Company’s shares of Common Stock of the Company as of any date shall be as reasonably determined by the Company pursuant to the Plan.

5. The Obligation

Employee and the Company have entered into one or all of the following agreements: i) Confidentiality and Noncompetition Agreement, ii) Management-Employee Agreement, iii) Sales-Employee Agreement or iv) Data Security Agreement (the “Obligation”). Any shares of Common Stock of the Company acquired by Employee pursuant to the Option shall become Restricted Stock within the meaning thereof and shall be forfeited to the Company, in full, if Employee violates the terms of the Obligation.

6. Miscellaneous

(a) This Option is issued pursuant to the Company’s 1997 Omnibus Stock Plan as amended and is subject to its terms. The terms of the Plan are available for inspection during business hours at the principal offices of the Company.

(b) This Agreement shall not confer on Employee any right with respect to continuance of employment by the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Employee shall have none of the rights of a stockholder with respect to shares subject to this Option until such shares shall have been issued to Employee upon exercise of this Option.

(c) The exercise of all or any parts of this Option shall only be effective at such time that the sale of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.

(d) If there shall be any change in the shares of Common Stock of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the Option shall then be unexercised and not yet expired, appropriate adjustments in the outstanding Option shall be made by the Company, in order to prevent dilution or enlargement of Option rights. Such adjustments shall include, where appropriate, changes in the number of shares of Common Stock and the price per share subject to the outstanding Option.

(e) The Company shall at all times during the term of the Option reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

(f) If Employee shall dispose of any of the shares of Common Stock of the Company acquired by Employee pursuant to the exercise of the Option within two years from the date the Option was granted or within one year after the transfer of any such shares to Employee upon exercise of the Option, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, Employee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of and the consideration, if any, received for such shares. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure (i) notice to the Company of any disposition of the Common Stock of the Company within the time periods described above and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Employee.

(g) In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option when the Option does not qualify as an incentive stock option within the meaning of Section 422 of the Code and in order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Employee. Employee may elect to satisfy his federal and state income tax withholding obligations upon exercise of this option by (i) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of such option having a fair market value equal to the amount of federal and state income tax required to be withheld upon such exercise, in accordance with such rules as the Company may from time to time establish, or (ii) delivering to the Company shares of its Common Stock other than the shares issuable upon exercise of such option with a fair market value equal to such taxes, in accordance with such rules.

C.H. ROBINSON WORLDWIDE, INC.